Exhibit (b)(4)

EXECUTION VERSION

SENIOR UNSECURED TERM LOAN CREDIT AGREEMENT

dated as of August 10, 2016

among

ENERSIS AMÉRICAS S.A.,

as Borrower,

THE LENDERS PARTY HERETO,

as Lenders,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,

as Administrative Agent,

and

BBVA SECURITIES INC.

as Documentation Agent

BBVA SECURITIES INC.,

BANCO SANTANDER–CHILE,

BANCO DE CHILE,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION AND

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.17	–	Indebtedness
Schedule 6.01	–	Existing Liens

EXHIBITS:

Exhibit A	–	Form of Assignment
Exhibit B-1	–	Form of Term A Note
Exhibit B-2	–	Form of Term B Note
Exhibit C	–	Form of Officer’s Certificate
Exhibit D	–	Form of Borrowing Request
Exhibit E	–	Form of Peso Breakage Costs Calculation

SENIOR UNSECURED TERM LOAN CREDIT AGREEMENT dated as of August 10, 2016 among ENERSIS AMÉRICAS S.A., a publicly held limited liability stock corporation (Sociedad Anónima Abierta) organized and existing under the laws of the Republic of Chile (the “Borrower”), each of the entities that is a signatory hereto under the caption “LENDERS” on the signature pages hereto and each entity that becomes a “Lender” after the date hereof pursuant to Section 9.04 hereof (individually, a “Lender” and, collectively, the “Lenders”), Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as administrative agent (the “Administrative Agent”), and BBVA Securities Inc., as documentation agent (the “Documentation Agent”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABIF” means the Chilean Banks and Financial Institutions Association A.G. (Asociación de Bancos e Instituciones Financieras de Chile A.G.).

“Adjusted LIBO Rate” means, with respect to any LIBOR borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Banco Bilbao Vizcaya Argentaria, S.A. New York Branch; ABA No: 026001847; Account of Lending Administration; Swift Code: BBVAUS33XXX; Account No.: 0000030444; Attention: C&I Banking; Reference: ‘Facility / Loan details’, or such other account as may be designated by the Administrative Agent to the Borrower in writing.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person; provided, however, that, for purposes of Section 6.04 an Affiliate of the Borrower shall also include any Person that directly or indirectly owns 15% or more of any class of voting securities of the Borrower and any officer or director of the Borrower or any such Person, or of which the Borrower directly or indirectly owns 15% or more of any class of voting securities.

“Agent Fee Letter” means the agent fee letter dated as of August 10, 2016 among the Borrower, the Administrative Agent and the Documentation Agent, which amends and restates the documentation and administrative agent fee letter dated as of June 29, 2016 among the Borrower, the Administrative Agent and the Documentation Agent.

“Agreement” means this Senior Unsecured Term Loan Credit Agreement.

“Alternative CLP Rate” means the interest rate equal to the TIP Rate published by the Central Bank of Chile for non-adjustable operations.

“Alternative Dollar Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.0% and (c) the Adjusted LIBO Rate for deposits in Dollars for a one-month interest period commencing on such day (or if such day is not a Business Day, the next preceding Business Day) plus 1.0%. Any change in the Alternative Dollar Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Alternative Rate” means the Alternative Dollar Rate or the Alternative CLP Rate, as applicable.

“Anti-Money Laundering Laws” means the PATRIOT Act, the Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time, the Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time, and corresponding laws of the jurisdictions in which the Borrower or any of its Subsidiaries operates or in which the proceeds of the Loans will be used or from which repayments of the obligations under the Loan Documents will be derived.

“Applicable Margin” means (a) in respect of the Term A Loans, (i) for the first twelve months following the Effective Date, 0.60% and (ii) thereafter, 0.80% and (b) in respect of the Term B Loans, (i) for the first twelve months following the Effective Date, 0.50% and (ii) thereafter, 0.75%; provided that, if the Ratings Trigger Period is in effect, then the Applicable Margin in respect of the Term A Loans and the Term B Loans shall be increased by an additional 20 bps during the Ratings Trigger Period.

“Arranger Fee Letter” means the arranger fee letter dated as of August 10, 2016 by and among the Borrower, the Lead Arrangers (or Affiliates thereof) and the Administrative Agent.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Facility Amount Adjustment Date to but excluding the date falling six months thereafter (or, if earlier, the date on which all Commitments terminate).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” means a borrowing of Loans pursuant to Section 2.01.

“Borrowing Request” has the meaning assigned to such term in Section 2.03.

“Bribery Act” has the meaning assigned to such term in Section 3.20.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, United States or Santiago, Chile are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for international business, including dealings in Dollar deposits in the London interbank market.

“Cancelled” means, with respect to any Equity Interests of the Borrower, that such Equity Interests are recorded in the Borrower’s name in the Register of Shareholders of the Borrower, in accordance with Article 133 of the of the Chilean Corporate Regulations and immediately after such registration, such Equity Interests are cancelled. “Cancellation” shall have a correlative meaning.

“Capital Lease Obligations” means, with respect to any Person, all rental or other obligations of such Person which are or would be required to be capitalized on the balance sheet of such Person in accordance with IFRS, in each case taken at the amount thereof accounted for as Indebtedness in accordance with IFRS.

“Carter II Reorganization” means the corporate reorganization transactions of Enersis S.A. and certain of its Subsidiaries, consisting of (i) the spin off by the Borrower, Empresa Nacional de Electricidad S.A. and Chilectra S.A. of Enersis Chile S.A., Endesa Americas S.A. and Chilectra Americas S.A., respectively, to separate the generation and distribution businesses in Chile from their businesses outside of Chile (ii) following the spin offs, the Tender Offer and (ii) the Merger.

“Central Bank” means the Banco Central de Chile, the central bank of Chile, or any successor Government Agency in Chile.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Government Agency after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Government Agency made or issued after the date of this Agreement; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chile” means the Republic of Chile.

“Chilean Bankruptcy Law” means Law No. 20,720 of Chile.

“Chilean Corporate Regulations” means the Chilean corporate regulations (Nuevo Reglamento de Sociedad Anónima) set forth in Supreme Decree No. 702 of 2011 issued by the Ministry of Finance of Chile.

“Chilean Payment Agent” means Banco Bilbao Vizcaya Argentaria, Chile, in its capacity as a sub-agent of the Administrative Agent appointed pursuant to Section 8.05.

“Chilean Payment Agent’s Account” means the account of the Chilean Payment Agent maintained by the Chilean Payment Agent at Banco Bilbao Vizcaya Argentaria, Chile; RUT Destination Bank: 97.032.000-8; Account No: “0” ó “Cero”; Reference: ENERSIS AMERICAS or such other account as may be designated by the Chilean Payment Agent to the Borrower in writing.

“Chilean Preferential Withholding Rate” shall mean the reduced withholding tax rate of 4% imposed under Chilean law on payments by the Borrower under this Agreement in accordance with Article 59 No. 1 letter (b) of the Chilean income tax law (Artículo 59 No. 1 letra b de la Ley de Impuesto a la Renta de Chile).

“Chilean Voluntary Bankruptcy Proceeding” means, with respect to the Borrower, any proceeding regulated under Chapter III (Del Procedimiento Concursal de Reorganización) of Law No. 20,720 of Chile.

“CISADA” has the meaning assigned to such term in the definition of “Sanctions Laws.”

“CLP” means the lawful currency of Chile.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the Term A Loan Commitment and Term B Loan Commitment, if any, of such Lender to make Loans, as such Term A Loan Commitment and Term B Loan Commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term A Loan Commitment and/or Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Term A Loan Commitment and/or Term B Loan Commitment, as applicable.

“Commitment Fee Rate” means an annual rate equal to (a) in respect of the Term A Commitments, 35% of the Applicable Margin then in effect with respect to the Term A Loans and (b) in respect of the Term B Commitments, 35% of the Applicable Margin then in effect with respect to the Term B Loans.

“Consolidated Financial Statements” means the quarterly and annual financial statements of the Borrower and its Consolidated Subsidiaries prepared on a consolidated basis in accordance with IFRS and if applicable any guidelines of the Superintendencia de Valores y Seguros de Chile.

“Consolidated Net Tangible Assets” means, as of any date, the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise), net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of the Borrower and its Subsidiaries, in each case, as set forth in the Consolidated Financial Statements as of such date.

“Consolidated Subsidiaries” means, as to any Person and as of any date, all Subsidiaries of such Person and other entities the accounts of which are or would be consolidated with those of such Person for financial reporting purposes as of such date, in accordance with IFRS.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or in accordance with Article 97 of Chilean Law Number 18.045 or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cut-Off Date” means the date that is the earlier of (i) the date of the consummation of the Merger and (ii) December 15, 2016.

“Debt Incurrence Prepayment Event” means the incurrence by the Borrower of any third-party Indebtedness for borrowed money evidenced by any notes, bonds, debentures or similar instruments made or issued by the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder (unless such failure is due to a condition precedent to funding not having been satisfied as notified by such Lender to the Administrative Agent), (b) has notified the Administrative Agent and the Borrower that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless such failure to confirm results from a good faith dispute between such Lender and the Borrower, as notified to the Administrative Agent), (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (e) has become, or whose holding company has become, the subject of a bankruptcy, insolvency proceeding, or a Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that (i) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Government Agency so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Government Agency) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (ii) if the Borrower and the Administrative Agent agree in writing that such Lender is no longer a Defaulting Lender the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and make such other adjustments as the Administrative Agent may determine to be necessary to cause the Loans of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, however, that (A) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and (B) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

“Directing Lender” has the meaning assigned to such term in Section 2.08(b).

“Dollar Amount” means:

(i) with respect to any Term A Loan Commitment, the amount thereof set forth on Schedule 2.01 or in the Assignment pursuant to which such Commitment (or portion thereof) has been assigned under Section 9.04, expressed as the Dollar-equivalent amount thereof determined using the Effective Date Exchange Rate on the relevant date of determination;

(ii) with respect to any Term A Loan, the principal amount of such Loan then outstanding, expressed as the Dollar-equivalent amount thereof determined using the Exchange Rate in effect on the relevant date of determination;

(iii) with respect to any Term B Loan Commitment, the Dollar amount thereof as set forth on Schedule 2.01 or in the Assignment pursuant to which such Term B Loan Commitment (or portion thereof) has been assigned under Section 9.04; and

(iv) with respect to any Term B Loan, the principal amount of such Loan then outstanding, expressed in Dollars.

“Dollars” or “$” refers to lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Exchange Rate” means an exchange ratio of CLP 657.36 for each Dollar.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, permits, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Government Agency, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters associated with exposure to Hazardous Material.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ESM” means the extraordinary shareholders’ meeting of the Borrower to approve the Merger and other related matters.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article 7.

“Exchange Rate” means, as of any date of determination, the dolar observado (observed US Dollar) exchange rate between the Dollar and the Chilean Peso (CLP) published by the Banco Central de Chile (Central Bank of Chile) in the Diario Oficial (Official Gazette) pursuant to No. 6 of Chapter I of the Compendio de Normas de Cambios Internacionales (Compendium of Foreign Exchange Regulations) of the Banco Central de Chile (Central Bank of Chile), or, if no such rate is quoted on such date, on the preceding Business Day on which such rate is quoted.

“Facility” at any time means (a) the aggregate amount of Term A Loan Commitments or the Term A Loans made thereunder, as applicable, of all Term A Lenders at such time (the “Term A Loan Facility”), and (b) the aggregate amount of Term B Loan Commitments or the

Term B Loans made thereunder, as applicable, of all Term B Lenders at such time (the “Term B Loan Facility”), as the context may require.

“Facility Amount Adjustment Date” means the earlier of (a) the date that is five Business Days after the ESM and (b) October 5, 2016.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), and any regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.20.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“Government Agency” means any ministry, administrative department, agency, regulatory authority, instrumentality, corporation, or other governmental body or entity, including taxing authorities.

“Guaranty Obligation” means, as to any Person as of any date, any obligation of such Person guaranteeing any Indebtedness (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such Primary Obligation or (y) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the holder of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure or hold harmless the holder of such Primary Obligation against loss in respect thereof; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including all explosive or radioactive substances or wastes.

“IFCA” has the meaning assigned to such term in the definition of “Sanctions Laws.”

“IFRS” means the International Financial Reporting Standards as promulgated by the International Accounting Standards Board within the meaning of IAS Regulation 1606/2002 as supplemented or modified by the rules and regulations of the Superintendencia de Valores y Seguros de Chile.

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person (i) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (ii) for borrowed money, or (iii) for the deferred purchase price of property or services, except for current trade accounts payable incurred in the ordinary course of business of such Person which are to be repaid in full not more than one year after the date on which such trade accounts payable are originally incurred, (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (c) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (d) the aggregate amount of Capital Lease Obligations of such Person, (e) all Guaranty Obligations of such Person and (f) solely for the purposes of Section 6.01(xi) and clause (f) of Article 7, the aggregate amount of all net obligations under any Interest Rate Protection or Other Hedging Agreement or under any similar type of agreement entered into by such Person.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.16.

“Interest Determination Date” means, (a) with respect to Term A Loans bearing interest at a rate determined by reference to the Nominal TAB Rate, the first Business Day prior to the commencement date of the Interest Period relating to such Term A Loans and (b) with respect to Eurodollar Loans, the second Business Day prior to the commencement of the Interest Period relating to such Eurodollar Loans.

“Interest Payment Date” means, with respect to (a) each Eurodollar Loan and each Term A Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) with respect to each Loan bearing interest at a rate determined by reference to the Alternative Dollar Rate, March 31, June 30, September 30 and December 31 of each year.

“Interest Period” means:

(a) (i) with respect to each Term A Loan, the period commencing on the date of borrowing specified in the applicable Borrowing Request and ending on the date that is 30 or 90 days thereafter, as the Borrower may elect in such Borrowing Request, and (ii) for each subsequent Interest Period, the period commencing on the last date of the Interest Period then ending with respect to such Loan and ending on the date that is 30 or 90 days thereafter, as the Borrower may elect in a Notice of Interest Period Election; and

(b) (i) with respect to each Term B Loan, the period commencing on the date of borrowing specified in the applicable Borrowing Request and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect in such Borrowing Request, and (ii) for each subsequent Interest Period, the period commencing on the last date of the Interest Period then ending with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter, as the Borrower may elect in a Notice of Interest Period Election;

provided that (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise end after the Maturity Date shall instead end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing. If the Borrower shall have failed to select a new Interest Period as provided above, the Interest Period shall be determined in accordance with Section 2.05.

“Interest Rate Protection or Other Hedging Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, or any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values or interest rates.

“ITRA” has the meaning assigned to such term in the definition of “Sanctions Laws.”

“Law” means any constitution, treaty or convention, any statute, law, code, ordinance, decree, order, rule, regulation, directive, guideline, interpretation, direction, policy or request (whether or not having the force of law), or any judicial, administrative or arbitral decision.

“Lead Arrangers” means BBVA Securities Inc., Banco Santander–Chile, Banco de Chile, JPMorgan Chase Bank, National Association and Morgan Stanley Senior Funding, Inc.

“Lender Parties” means the Lenders and the Administrative Agent.

“Lender Prepayment Notice” has the meaning assigned to such term in Section 2.08(b).

“Lenders” has the meaning assigned to such term in the introductory paragraph of this Agreement and includes the Term A Loan Lenders and the Term B Loan Lenders.

“Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means, with respect to an Interest Period, (a) the arithmetic average of the rates per annum which appear on the display designated as page LIBOR 01 on the Reuters Monitor Money Rates Service as determined by the ICE Benchmark Administration or any successor thereof (or such other page as may replace the LIBOR 01 page on that service for the purpose of displaying London interbank offered rates of major banks) (“Reuters Screen LIBOR 01 Page”) for deposits in Dollars, for a period approximately equal to such Interest Period, as of 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (and rounded, if necessary, upward to the next whole multiple of 1/100th of 1%) or (b) if applicable, such rate as is determined pursuant to Section 2.10(e); provided that in no event shall such rate be less than 0.00%.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind, in, on or of such asset, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, any Note, the Arranger Fee Letter, the Agent Fee Letter and any other document issued or entered into under this Agreement.

“Loan” means any Term A Loan or Term B Loan made by a Lender to the Borrower pursuant to this Agreement.

“Mandatory Prepayment Event” means:

(a) the Borrower ceases to be a publicly held limited liability stock corporation (Sociedad Anónima Abierta) registered with the Superintendencia de Valores y Seguros de Chile and listed on any Chilean stock exchange; or

(b) to the extent any Event of Default is continuing or would result therefrom, the redemption, repurchase, retirement or other acquisition by the Borrower of any of its capital stock (other than in common stock) or the payment by the Borrower of any dividend or any other distribution in respect of its capital stock (other than the minimum required by Law); provided, however, that the acquisition of shares of capital stock by the Borrower contemplated in clause (ii) of the first sentence of Section 5.07 shall not constitute a Mandatory Prepayment Event under this clause (b); or

(c) to the extent any Government Agency of Chile shall impose restrictions on the availability of freely transferable Dollars to Persons outside Chile, or Dollars shall be unavailable at all or at a commercially unreasonable rates of exchange, and as a direct or indirect result thereof, the Borrower shall not have the ability or would not reasonably be expected to be able to perform its obligations under any of the Loan Documents; or

(d) (i) any Law renders invalid, or precludes enforcement of, any payment or other material provision of this Agreement or any other Loan Document or prevents the performance of payment obligations or other material obligations of the Borrower hereunder or under any other Loan Document, (ii) any Loan Document ceases to be in full force and effect or (iii) any Government Agency, by moratorium Laws or otherwise, cancels or suspends the obligation of the Borrower to pay any amount required to be paid hereunder or under any other Loan Document; or

(e) any Government Agency (i) condemns, nationalizes, seizes or otherwise expropriates all or a substantial part of the property or assets of the Borrower or assumes custody or control of such property or assets or of the business or operations of the Borrower, (ii) takes any action for the dissolution or disestablishment of the Borrower, or (iii) takes any action that prevents the Borrower from carrying on its business or any substantial part thereof and such action is not rescinded or reversed within 15 days following the occurrence thereof.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), operations, business or properties of the Borrower and its Subsidiaries, taken as a whole, that negatively affects (a) the Borrower’s ability to perform its payment obligations under any Loan Document or (b) the legality, validity, binding effect or enforceability of any material provision of any of the Loan Documents.

“Material Indebtedness” means, with respect to any Person, Indebtedness of such Person incurred under or evidenced by a single agreement or instrument or a series of related agreements and instruments, in each case in a principal outstanding amount in excess of

$100,000,000 (or its equivalent in other currencies), other than Indebtedness incurred under this Agreement and the other Loan Documents.

“Material Subsidiary” means any Subsidiary of the Borrower which makes up at least twenty percent (20%) of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Maturity Date” means the date that is eighteen months from the Effective Date or, if such day is not a Business Day, the immediately preceding Business Day.

“Merger” means the merger of Endesa Américas S.A. and Chilectra Américas S.A. into the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means, with respect to any Debt Incurrence Prepayment Event, the excess of (i) the sum of the cash and cash equivalents received in connection with such Debt Incurrence Prepayment Event over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower in connection with such Debt Incurrence Prepayment Event.

“Nominal TAB Rate” means, with respect to an Interest Period, (a) the rate determined and published by the ABIF for each Chilean banking business day for 30 or 90 day operations in CLP, for a period approximately equal to such Interest Period, according to the consolidated text of the “Regulations of the Nominal banking Rates, Cero, BCU and BCP”, as agreed by the board of the ABIF on meeting held on January 8, 2010, and recorded on April 15, 2010 before the Notary Public of Santiago Mr. Raúl Undurraga Laso, under the repertory number 1637-10, and published in the Official Gazette of April 23, 2010 as published (i) on the website www.abif.cl on the date which such Interest Period commences or (ii) in the Santiago newspaper “El Mercurio” or in any other newspaper with circulation in Santiago, Chile on the next date to the commencement of such Interest Period or (b) if applicable, such rate as is determined pursuant to Section 2.10(g); provided, that in no event shall such rate be less than 0.00%.

“Note” and “Notes” means, individually, any Term A Note or any Term B Note and, collectively, the Term A Notes and the Term B Notes, as the context may require.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02.

“Notice of Interest Period Election” shall have the meaning assigned to such term in Section 2.05.

“OFAC” has the meaning assigned to such term in the definition of “Sanctions Laws.”

“Other Taxes” has the meaning assigned to such term in Section 2.13(a).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“Participants” has the meaning assigned to such term in Section 9.04(e).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations and rules promulgated thereunder, as amended from time to time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Agency or other entity.

“Peso Breakage Costs” means the aggregate amount of losses, costs and liabilities incurred by any Term A Loan Lender as a result of (i) any prepayment (whether optional or mandatory) of all or any portion of the Term A Loans (other than on an Interest Payment Date), (ii) any failure to pay as and when due (whether optional or mandatory) all or any portion of the Term A Loans or (iii) any failure to borrow for any reason (other than a default by such Term A Loan Lender) after a Borrowing Request has been delivered with respect thereto all or any portion of the Term A Loans. Such losses, costs and liabilities shall include, but not be limited to, any loss, cost or liability incurred by reason of the liquidation or reemployment of deposits or other funds acquired, or of hedging arrangements entered into, by such Term A Loan Lender to fund or maintain such Term A Loan, to provide credit or liquidity support in respect of the funding for any such Term A Loan or to furnish cash collateral in respect of any such Term A Loan, in accordance with the calculation to be made in accordance with the formula set forth in Exhibit E hereto, which calculation shall be conclusive absent manifest error.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Banco Bilbao Vizcaya Argentaria, S.A. as its prime rate in effect at its principal office in the City of New York. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means:

(1) when used in reference to Commitments, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of (i) the undrawn Term B Loan Commitment of such Lender at such time and (ii) the Dollar Amount of the undrawn Term A Loan Commitment of such Lender at such time, and the denominator of which is the sum of (i) the aggregate amount of the undrawn Term B Loan Commitments of all Lenders at such time and (ii) the aggregate Dollar Amount of the undrawn Term A Loan Commitments of all Lenders at such time; and

(2) when used in reference to Loans, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of (i) the outstanding principal amount of the Term B Loans of such Lender at such time and (ii) the Dollar Amount of the outstanding principal amount of the

Term A Loans of such Lender at such time and the denominator of which is the sum of (i) the aggregate outstanding principal amount of the Term B Loans of all Lenders at such time and (ii) the Dollar Amount of the aggregate outstanding principal amount of the Term A Loans of all Lenders at such time.

“Process Agent” has the meaning assigned to such term in Section 9.10(a).

“Ratings Trigger Period” means a period during which the non-credit enhanced, long-term senior unsecured debt rating of the Borrower most recently announced by any two of S&P, Moody’s and Fitch is below BBB-, Baa3 and BBB-, respectively.

“Register” has the meaning specified in Section 9.04(c).

“Regulated Assets” means, with respect to any Person, the assets of such Person, the sole or principal use (or, in the case of shares of capital stock or other ownership interests, the sole or principal business of the issuer) of which consists of (a) the generation, transmission, trading, distribution and/or supply of electric energy, (b) activities related to the production, distribution and/or supply of potable water, (c) activities related to the production, distribution and/or supply of natural gas (in any form, including liquefied natural gas) or (d) any for-profit activity regulated by a Government Agency.

“Regulation D” means Regulation D of the Board of Governors of the United States Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulations U and X” means Regulations U and X, respectively, of the Federal Reserve Board (or any successor to the function thereof establishing margin requirements), as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate Dollar Amount of the outstanding principal amount of the Loans or, if no Loans are outstanding, Lenders having more than 50% of the aggregate Dollar Amount of the Commitments as most recently in effect; provided that the Dollar Amount of the Loans and Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders until such time as such Lender is no longer a Defaulting Lender.

“Reuters Screen LIBOR 01 Page” has the meaning assigned to such term under the LIBOR definition.

“S&P” means Standard & Poor’s Ratings Services and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC (as defined below) and currently available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, for which the sanctions program extends beyond listed Sanctioned Persons.

“Sanctioned Person” means any of the following currently or in the future: (a) an entity, vessel, or individual named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC currently available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or on any other sanctions list maintained by OFAC, on the consolidated list of persons, groups, and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm; (b) anyone more than 50-percent owned by one or more entities or individuals described in clause (a) above; (c) (i) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (ii) an entity located in a Sanctioned Country, or (iii) an individual who is a citizen or resident of, or located in, a Sanctioned Country, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by OFAC; or (d) an entity or individual engaged in activities sanctionable under CISADA (as defined below), ITRA (as defined below), IFCA (as defined below), or any other Sanctions Laws as amended from time to time.

“Sanctions Laws” means the laws, regulations, and rules promulgated or administered by the United States Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) to implement United States sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; the Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; the Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; the Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”); the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and any similar sanctions laws as may be enacted from time to time in the future by the U.S., Canada, the European Union (and its Member States), or the Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which any Lender Party operates or in which the proceeds of the Loans will be used or from which repayments of the obligations under the Loan Documents will be derived.

“SEC” means the Securities and Exchange Commission.

“Specified Jurisdiction” has the meaning assigned to such term in Section 2.13.

“Stamp Tax” means the stamp tax payable pursuant to Decree Law No. 3,475 of 1980 of the Country, as amended (or any other Chilean law that supersedes such Decree), at a current rate of 0.066% per month or fraction thereof calculated over the principal amount thereof and capitalized interest thereon of any Note, with a maximum of 0.8% over such amount.

“Statutory Reserve Rate” means for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons having similar functions of such corporation or other entity (irrespective of whether or not at the time securities or other ownership interests of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned by such Person.

“Taxes” has the meaning specified in Section 2.13(a).

“Tender Offer” means the tender offer by the Borrower for shares of capital stock of Endesa Américas S.A.

“Term A Loan” means any term loan made by a Lender pursuant to Section 2.01(a) under the Term A Loan Facility.

“Term A Loan Commitment” as to any Lender, means the obligation of such Lender, if any, to make a Term A Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term A Loan Commitment” opposite such Lender’s name on Schedule 2.01. The original aggregate amount of the Term A Loan Commitments is CLP 657,360,000,000.

“Term A Loan Facility” has the meaning assigned to such term in the definition of “Facility.”

“Term A Loan Lender” means each Lender that has a Term A Loan Commitment or that holds a Term A Loan.

“Term A Note” means a promissory note executed by the Borrower payable in CLP to any Term A Loan Lender, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term A Loans made by such Lender.

“Term B Loan” means any term loan made by a Lender pursuant to Section 2.01(a) under the Term B Loan Facility.

“Term B Loan Commitment” as to any Lender, means the obligation of such Lender, if any, to make a Term B Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term B Loan Commitment” opposite such Lender’s name on Schedule 2.01. The original aggregate amount of the Term B Loan Commitments is $500,000,000.

“Term B Loan Facility” has the meaning assigned to such term in the definition of “Facility”.

“Term B Loan Lender” means each Lender that has a Term B Loan Commitment or that holds a Term B Loan.

“Term B Note” means a promissory note executed by the Borrower payable in Dollars to any Term B Loan Lender, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term B Loans made by such Lender.

“TIP Rate” means, with respect to an Interest Period, the average interest rate for non-adjustable money credit operations on loans (tasa de interés promedio de colocación) published by the Central Bank of Chile for a period approximately equal to such Interest Period.

“Transactions” means the execution and delivery by the Borrower of the Loan Documents and any Borrowing of Loans thereunder.

“Trigger Event” means the execution, after the date hereof, of any agreement, contract or instrument (or any modification, supplement or amendment of any agreement, contract or instrument existing as of the date hereof) evidencing any Indebtedness of the Borrower that includes any provision which, upon the occurrence of a change of control of the Borrower with respect to Enel S.p.A., shall cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to be required to be prepaid, redeemed, defeased or repurchased prior to the stated maturity thereof.

“United States” or “U.S.” means the United States of America.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yankee Bonds” means the Borrower’s 20-year, 7.40% unsecured senior notes due December 1, 2016, issued pursuant to the Indenture, dated as of November 1, 1996, between the Borrower and The Chase Manhattan Bank, as trustee.

Section 1.02. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to treaties, statutes and related regulations shall include any amendments of the same and any successor treaties, statutes and regulations (unless otherwise specified) and (f) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In determining any payment or other amount that is required to be made “pro rata” to or from any group of Lenders, Loans or Commitments, such amount shall be determined, unless otherwise specified, at the respective amounts of such Loans or Commitments, as applicable, or in the case of Lenders, to the Loans and/or Commitments held by them, in each case at such time.

Section 1.03. Accounting Terms and Changes in IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in IFRS or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be applied on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

THE LOANS

Section 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Term A Loan Lender agrees to make Term A Loans to the Borrower during the Availability Period in an aggregate principal amount that will not at any time result in such Term A Loan Lender’s Loans exceeding its Term A Loan Commitment; provided, that the Term A Loans shall be available in up to four separate Borrowings. Subject to the terms and conditions set forth herein, each Term B Loan Lender agrees to make Term B Loans to the Borrower during the Availability Period in an aggregate principal amount that will not at any time result in such Term B Loan Lender’s Loans exceeding its Term B Loan Commitment; provided, that the Term B Loans shall be available in up to four separate Borrowings. Amounts borrowed under this

Section 2.01(a) and repaid or prepaid in respect of any Loans may not be reborrowed. For the avoidance of doubt, (i) no Term A Loan Lender shall be required to fund any portion of any Term B Loan, and no Term B Loan Lender shall be required to fund any portion of any Term A Loan and (ii) each Term A Loan shall be made in CLP and each Term B Loan shall be made in Dollars.

(b) The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.

Section 2.02. Loans. (a) Each Loan shall be made by the Lenders ratably in accordance with their respective Term A Loan Commitments or Term B Loan Commitments, as applicable, as the Borrower may request (subject to Section 2.14) in accordance herewith.

(b) At the beginning of each Interest Period for any Borrowing, the aggregate amount of such Borrowing shall be (i) in the case of the Term Loan A Facility, an integral multiple of CLP 1,000,000,000 and not less than CLP 6,000,000,000 and (ii) in the case of the Term Loan B Facility, an integral multiple of $1,000,000 and not less than $10,000,000.

(c) Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests to Borrow Loans. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 12:00 noon, New York City time, on the third Business Day before the date of the proposed Borrowing, in the form of a Borrowing Request in substantially the form of Exhibit D (a “Borrowing Request”) and signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing and whether the Borrowing consists of Term A Loans and/or of Term B Loans;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04 and the wiring instructions therefor.

If no Interest Period with respect to a requested Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of three month’s duration. Promptly after it receives a Borrowing Request in accordance with this Section 2.03 and in any event at least one Business Day before the date of the Borrowing, the Administrative Agent shall advise each Lender of the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto.

Section 2.04. Funding of Loans. (a) Each Lender making a Loan hereunder shall wire the principal amount thereof in immediately available funds, by 12:00 p.m., New York City time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, which account may be the Chilean Payment Agent’s Account. The Administrative Agent shall make such funds available to the Borrower by promptly crediting, or directing the Chilean Payment Agent to credit, the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have been notified by any Lender at least one Business Day prior to the date of a Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may (in its sole discretion and without any obligation to do so), in reliance upon such assumption, make available to the Borrower, as provided for above, a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender on demand. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the cost to the Administrative Agent of acquiring overnight funds and (ii) if recovered from the Borrower, the then applicable rate for the Loans as determined pursuant to Section 2.10. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make any Loan hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make any Loan hereunder.

Section 2.05. Method of Electing Interest Periods. (a) The initial Interest Period for each Borrowing shall be as specified in the relevant Borrowing Request. Thereafter, the Borrower may from time to time, subject to Section 2.11 and Section 2.12, elect the duration of the Interest Period or Interest Periods applicable to the Loans (subject in each case to the definition of Interest Period and Section 2.11 and Section 2.12). Each such election of an Interest Period shall be made by delivering a written notice in a form approved by the Administrative Agent and signed by the Borrower (a “Notice of Interest Period Election”) to the Administrative Agent not later than 12:00 noon, New York City time, on the third Business Day before such election is to be effective. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be continued as Loans with an Interest Period equal in length to the Interest Period then ending (in each case subject to the definition of Interest Period).

(b) Each Notice of Interest Period Election shall specify:

(i) The Borrowing of Loans to which such notice applies;

(ii) the date on which the election specified in such notice is to become effective, which shall comply with the applicable clause of subsection (a) above; and

(iii) the duration of the new Interest Period.

Each Interest Period specified in a Notice of Interest Period Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Period Election from the Borrower pursuant to Section 2.05(a) above, the Administrative Agent shall notify each Lender of the contents thereof and such Lender’s portion of each resulting Borrowing, and such notice shall not thereafter be revocable by the Borrower.

Section 2.06. Termination or Reduction of Commitments. (a) Unless previously terminated, the Commitments will automatically terminate on the last day of the Availability Period.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments on or prior to the Facility Amount Adjustment Date; provided that the amount of each reduction of the Commitments shall be (i) in the case of the Term A Loan Commitment an integral multiple of CLP1,000,000,000 and not less than CLP 3,000,000,000 and (ii) in the case of the Term B Loan Commitment, an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments pursuant to Section 2.06(b) within one (1) Business Day after the date of such termination or reduction. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c) will be irrevocable.

(d) Upon the receipt of any Net Cash Proceeds from any Debt Incurrence Prepayment Event that occurs (i) prior to the Cut-off Date, the Commitments shall automatically be reduced in an aggregate amount equal to the excess of (A) 50% of the Net Cash Proceeds received by the Borrower from such Debt Incurrence Prepayment Event over (B) the outstanding principal balance of the Loans at the time of such Debt Incurrence Prepayment Event (calculated after effectuating, and without duplication of, any prepayment made in connection with such Debt Incurrence Prepayment Event pursuant to Section 2.08(a) and (b)(ii)(A)) and (ii) on or after the Cut-off Date, the Commitments shall automatically be reduced in an aggregate amount equal to the excess of (A) 100% of the Net Cash Proceeds received by the Borrower from such Debt Incurrence Prepayment Event over (B) the outstanding principal balance of the Loans at the time of such Debt Incurrence Prepayment Event (calculated after effectuating, and without duplication of, any prepayment required in connection with such Debt Incurrence Prepayment Event pursuant to Section 2.08(b)(ii)(B)).

(e) Any termination or reduction of the Commitments under the Facility will be permanent and shall be applied among the Lenders in accordance with their respective Pro Rata Shares.

Section 2.07. Payment at Maturity; Evidence of Indebtedness. (a) The Borrower unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then-unpaid principal amount of such Lender’s Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c) The Administrative Agent shall maintain accounts with respect to the Loans in which it shall record (i) the amount of each Loan made hereunder and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(e) Each Lender’s Loans shall be represented by one or more Notes and it is understood that a Lender may request multiple Notes for any Borrowing constituting the entire amount of the Loans it has made in respect of such Borrowing so long as each such Note is in a denomination of at least CLP 6,000,000,000 in the case of a Term A Loan Note and $10,000,000 in the case of a Term B Loan Note. Each Note, when issued, executed and delivered by the Borrower, will constitute a título ejecutivo (enforceable title) in Chile and entitle the holder thereof to commence an acción ejecutiva (summary proceedings) in Chile for the enforcement thereof; provided that (i) the signature of the authorized representative of the Borrower in the relevant Note is authorized by a competent Chilean notary public, and (ii) the Stamp Tax, when applicable, has been paid in full and evidenced to the competent court. The Administrative Agent shall deliver to each Lender or to a Person designated in writing by such Lender, promptly upon receipt, any Note received for the account of such Lender. Each of the Lenders agrees that it shall not exercise its right under its Note to declare the full amount of all obligations under such Note to be due and payable prior to the Maturity Date, and shall not make demand for payment for the full amount of all obligations under such Note unless and until the principal of all Loans shall have become due and payable (whether by acceleration or otherwise) pursuant hereto. The rights and claims of any Lender under the Notes shall not replace or supersede any rights and claims of such Lender under this Agreement, provided that the payment of any part of the principal of any Note shall discharge the obligation of the Borrower under this Agreement to pay a like amount of principal of the Loan evidenced by such Note, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligation of the Borrower to pay a like amount under such Note evidencing such Loan. Notwithstanding discharge in full of any Note, if the amount (including default interest) paid or payable to a Lender under such Note (whether arising from the enforcement thereof in Chile or otherwise) is less than the amount due and payable to such Lender in accordance with this Agreement with respect to the Loans, or portion thereof, evidenced by such Note, the Borrower agrees, to the fullest extent it may effectively do so, to pay to such Lender upon demand such difference in accordance with Section 2.14 hereunder and as otherwise specified in this Agreement. To the extent that the law of Chile, in respect of the terms and provisions of the Notes are inconsistent with the law of the State of New York, in respect of the terms and provisions of this Agreement, the law of the State of New York, in respect of the terms and provisions of this Agreement shall control. Upon any assignment of Loans made pursuant to Section 9.04, the Borrower shall not be required to issue a new Note to any assignee and shall only be obligated to (i) in the case of an assignment of the full principal amount of a Note, prepare, execute and deliver a hoja de prolongación (allonge) to the existing Note, endorsing the Note to the assignee and (ii) in the case of an assignment of a portion of the principal amount of a Note, prepare, execute and deliver a hoja de prolongación (allonge) to the existing Note, amending the principal amount stated therein to reflect the principal amount of the Loans that was retained by the assigning Lender and prepare, execute and deliver an acknowledgment of debt (reconocimiento de deuda) in favor of the assignee.

Section 2.08. Optional and Mandatory Prepayments. (a) Optional Prepayments. The Borrower will have the right at any time (i) to prepay the Term A Loans in whole or in part in amounts not less than CLP 6,000,000,000 or increments of CLP 1,000,000,000 in excess thereof and (ii) to prepay the Term B Loans in whole or in part in amounts not less than $10,000,000 or increments of $1,000,000 in excess thereof and otherwise in accordance with the provisions of this Section 2.08(a). The Borrower shall notify the Administrative Agent in writing of any optional prepayment of any Borrowing hereunder, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(b) Mandatory Prepayments.

(i) Within 10 Business Days after the occurrence of a Mandatory Prepayment Event, the Borrower shall deliver to the Administrative Agent a notice (and the Administrative Agent shall promptly advise the Lenders of the contents thereof) describing in reasonable detail the facts and circumstances giving rise thereto. If any Lender so directs by written notice delivered to the Administrative Agent and the Borrower not later than 30 days after delivery of notice of such Mandatory Prepayment Event (the “Lender Prepayment Notice”; and any such Lender which sends a Lender Prepayment Notice, a “Directing Lender”), the Loans of such Directing Lender shall become due and payable (together with accrued interest thereon to the date of payment), and such Directing Lender’s Commitments shall terminate, on the 10th Business Day after the receipt by the Borrower of the Lender Prepayment Notice, all without further demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, unless prior to such date such Directing Lender has delivered to the Administrative Agent and the Borrower a subsequent written notice expressly rescinding such Lender Prepayment Notice.

(ii) Within five (5) Business Days of the receipt of any Net Cash Proceeds from any Debt Incurrence Prepayment Event that occurs (A) prior to the Cut-off Date, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the amount of such Net Cash Proceeds; provided, however, that the remaining 50% of such Net Cash Proceeds from such Debt Incurrence Prepayment Event shall be used by the Borrower only (1) to make payments to Persons who subscribe for the Tender Offer, (2) to repurchase or acquire certain Equity Interests of the Borrower held by dissenting shareholders exercising their statutory merger dissenters’ withdrawal rights in connection with the resolutions adopted at the ESM, (3) to make an optional prepayment of any Loans pursuant to Section 2.08(a) or (4) to make an optional prepayment or scheduled payment under the Yankee Bonds or to make any payment under any Interest Rate Protection or Other Hedging Agreements entered into by the Borrower in connection with the Yankee Bonds and (B) on or after the Cut-off Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.

(c) Allocation of Prepayments. Any prepayment of Loans under the Facility shall be applied among the Lenders in accordance with their respective Pro Rata Shares.

(d) Accrued Interest. Each prepayment of a Loan shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.09. Fees. (a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share of Commitments a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount by which (x) such Lender’s Commitment exceeds (y) the aggregate outstanding principal amount of such Lender’s Loans, during the period from the Effective Date to the date on which such

Commitment terminates. Accrued commitment fees will be payable in arrears on the last day of March, June, September and December of each year and the day when the Commitments terminate, commencing on the first such day to occur after the date hereof. The commitment fees payable pursuant to this Section 2.09(a) will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Duration Fees. Within 30 days following the date that is thirteen months following the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share of Loans a duration fee, which shall equal 0.20% of the Loans outstanding on the date that is thirteen months following the Effective Date.

(c) Fee Letters. The Borrower shall pay any fees required to be paid by the Borrower pursuant to the Arranger Fee Letter and the Agent Fee Letter.

Section 2.10. Interest. (a) Each Term A Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the Nominal TAB Rate applicable to such Interest Period. Each Term B Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBO Rate applicable to such Interest Period (subject in any event to Section 2.11 and Section 2.12). Interest shall be payable in arrears on each Interest Payment Date and the Maturity Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(b) Notwithstanding the foregoing, any overdue amounts under the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to 1.0% plus the rate otherwise applicable to the Loans as provided in Section 2.10(a) (whether or not any Loans are then outstanding).

(c) All interest hereunder will be computed on the basis of a year of 360 days, and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Administrative Agent shall determine, in accordance with the terms of this Agreement, each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be prima facie evidence thereof.

(e) On each Interest Determination Date, the Administrative Agent shall determine the Nominal TAB Rate and/or Adjusted LIBO Rate, in each case applicable to the relevant Loans at the commencement of the next succeeding Interest Period for such Borrowing and the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof.

(f) If, on any Interest Determination Date, the Administrative Agent determines (which determination will be conclusive absent manifest error) that, by reason of any changes or events arising after the date of this Agreement affecting the Adjusted LIBO Rate, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Term B Loan Lenders by written notice as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Term B Loan Lenders that the circumstances giving rise to such notice no longer exist, the Term B Loans shall accrue interest at an interest rate equal to the Alternative Dollar Rate since the last day of the then current Interest Period applicable thereto if such notice was in respect of the Adjusted LIBO Rate.

(g) If, on any Interest Determination Date, the Nominal TAB Rate is not published or otherwise unavailable, the Administrative Agent shall request a certification from the ABIF of the Nominal TAB Rate to be applied. If the ABIF does not determine or provide the Nominal TAB Rate to be applied, the Administrative Agent shall forthwith give notice thereof to the Borrower, and the Borrower and the Administrative Agent after consultation with the Term A Loan Lenders shall negotiate in good faith to determine the Nominal TAB Rate or a substitute rate. Pending such determination, the interest rate shall be computed on the basis of the Nominal TAB Rate as determined for the immediately preceding Interest Period. If the Borrower and the Administrative Agent after consultation with the Term A Loan Lenders reach agreement as to the determination of the Nominal TAB Rate or a substitute rate within 15 days after the giving of notice by the Administrative Agent, the relevant Term A Loans shall bear interest at an interest rate equal to the sum of the Nominal TAB Rate or such substitute rate as agreed by the Borrower and the Administrative Agent plus the Applicable Margin. If the Borrower and the Administrative Agent after consultation with the Term A Loan Lenders do not reach agreement as to the determination of the Nominal TAB Rate or a substitute rate within 15 days after the giving of notice by the Administrative Agent, the relevant Term A Loans shall bear interest at an interest rate equal to the Alternative CLP Rate. In the event that the foregoing described method of determining the Nominal TAB Rate were challenged, such rate will apply for such reason the maximum conventional rate for non-adjustable money credit operations of similar terms to those applicable under this Agreement, determined according to the provisions of the Law number 18,010. The Borrower accepts as valid, sufficient and final the proceedings for evidencing and verifying the variable interest rate set forth above, and that the methods set forth in this Agreement for purpose of determining the interest rate applicable to Term A Loans contained herein, conforms to the provisions of article Sixth of Decree Law No. 1533 of 1976 of Chile.

Section 2.11. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender, with respect to Term A Loans made by such Lender or its Term A Loan Commitment or the Chilean interbank market, or, with respect to Term B Loans made by such Lender or its Term B Loan Commitment or the London interbank market, any other condition, cost or expense affecting this Agreement or Term A Loans or Eurodollar Loans made by such Lender (including by making Term A Loans or Eurodollar Loans by such Lender unlawful, or impossible due to compliance with any Law or disruption of the Chilean or London interbank market);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term A Loan or any Eurodollar Loan (or of maintaining its obligation to make Term A Loans or Eurodollar Loans) or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail its calculation of the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.11 shall be delivered to the Borrower through the Administrative Agent and shall be prima facie evidence of the amount thereof. In determining such amount or amounts, such Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay by any Lender to demand compensation pursuant to this Section 2.11 will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section 2.11 for any increased cost or reduction incurred more than one year before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the one year period referred to above will be extended to include the period of retroactive effect thereof.

(e) At any time that any Loan is affected by the circumstances described in subsection (a) of this Section 2.11, the Borrower may (x) cancel or amend any Borrowing Requests by giving the Administrative Agent notice in writing of cancellation or amendment on the same date that the Borrower receives notice of such circumstance pursuant to paragraph (c) of this Section 2.11, and (y) if any Loan is outstanding hereunder, upon at least three Business Days’ written notice to the Administrative Agent, (A) if, but only if, the affected Lender notifies the Borrower that use of the Alternative Rate would remedy such circumstances, require that the interest rate applicable to such Loan be the Alternative Rate in effect from time to time plus the Applicable Margin or (B) prepay such Loan pursuant to Section 2.08(a); provided, however, that if more than one Lender is affected at any time by substantially similar circumstances and costs, then all affected Lenders must be treated the same pursuant to this Section 2.11(e).

Section 2.12. Break Funding Payments.

(a) If (i) any principal of any Term A Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (ii) the Borrower fails to borrow, continue or prepay any Term A Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(a) and is revoked in accordance therewith) or (iii) any Term A Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then the Borrower shall compensate each Lender for its Peso Breakage Costs attributable to such event.

(b) If (i) any principal of any Term B Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (ii) the Borrower fails to borrow, continue or prepay any Term B Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(a) and is revoked in accordance therewith) or (iii) any Term B Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event, which loss, cost and expense shall not exceed the difference, if positive, between (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then-current Interest Period therefor (or, in the case of a failure to borrow or continue, the Interest Period that would have begun on the date of such failure), and (y) the amount of interest that would accrue on such principal amount for such period at the Adjusted LIBO Rate determined for this purpose by the Administrative Agent for a period beginning on the first day of such period and continuing for the remainder of the Interest Period specified or then in effect, as applicable.

(c) A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be prima facie evidence of the amount thereof. The Borrower shall pay such Lender the amount due under this Section 2.12 as shown on any such certificate within 30 days after receipt thereof.

Section 2.13. Taxes. (a) For purposes of this Section 2.13, the following terms have the following meanings:

(i) “Taxes” means any and all taxes, duties, levies, imposts, contributions, deductions, charges or withholdings of any nature imposed by any jurisdiction (or any political subdivision of, or taxing authority in, any of the foregoing) (the “Specified Jurisdiction”) (including any of the foregoing that are imposed in the future), and any penalties, fines, interest or other liabilities with respect thereto, excluding (A) Other Taxes and (B) in the case of each Lender and the Administrative Agent:

(x) taxes, duties, levies, imposts, deductions, charges and withholdings of any nature imposed on (or measured by) its net income or branch profits and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized, created or deemed to be doing business or in which it otherwise has a connection (other than a connection solely as a result of entering into or receiving payments under any Loan Document, except with respect to a tax on capital gains or other income imposed in connection with a transfer or other assignment by a Lender of all or part of its rights and obligations under this Agreement) or in which its principal executive office is located or, in the case of each Lender, in which its Lending Office is located,

(y) Taxes imposed pursuant to FATCA, and

(z) in the case of a Lender or the Administrative Agent, any withholding tax that is imposed under Chilean law on amounts payable to such Lender or the Administrative Agent in excess of the rate of withholding tax imposed on a “foreign or international bank or financial institution,” “foreign insurance company” or “foreign pension fund” as a result of the failure of such Lender or the Administrative Agent to qualify for the Chilean Preferential Withholding Rate as a “foreign or international bank or financial institution,” “foreign insurance company” or “foreign pension fund” other than a withholding tax imposed solely as a result of a Change in Law after the date on which such Lender becomes a Lender hereunder, so long as (1) Chilean law provides a preferential withholding rate for a “foreign or international bank or financial institution,” “foreign insurance company” or “foreign pension fund”, as the case may be and (2) the failure to so qualify results in withholding tax imposed under Chilean law in respect of payments to such Lender or the Administrative Agent at a rate higher than the rate applicable to a “foreign or international bank or financial institution,” “foreign insurance company” or “foreign pension fund,” as the case may be;

(ii) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under,

from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document; provided that Other Taxes shall not include any taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) with respect to an assignment (other than an assignment made pursuant to Section 2.16);

provided, however, that solely for the purpose of 2.13(b)(ii)-(iv), “Taxes” shall include the taxes excluded from such definition under Section 2.13(a)(i)(x)-(z) above.

(b) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent under any Loan Document shall be made without deduction or withholding for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall promptly furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt or return evidencing payment thereof (or other evidence of payment reasonably satisfactory to the Administrative Agent) within 10 Business Days after the date such payment is made, and the Administrative Agent shall promptly forward such receipt to the relevant Lender.

(c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or the Administrative Agent (as the case may be). This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor, with interest thereon for each day from (and including) the 15th day following delivery of such demand to (but excluding) the date of such indemnification at a rate per annum equal to the interest rate then applicable to the Loans (or, if no Loans shall then be outstanding, the interest rate last applicable to the Loans).

(d) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.13 as a result of a Change in Law occurring after the date hereof, then such Lender, at the written request of the Borrower, will use reasonable efforts to change the jurisdiction of its Lending Office or take other reasonable action if, in the good faith judgment of such Lender, such change or other action (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) would not otherwise be disadvantageous to such Lender in any material respect.

(e) Each Lender that is a party hereto on the date that this Agreement is executed, becomes an assignee of an interest in this Agreement after the date that this Agreement is executed, or which changes its applicable Lending Office, shall on or before the date that it becomes a party to this Agreement (including the date on which this Agreement is executed) or changes its applicable Lending Office and as reasonably requested by the Borrower or the Administrative Agent, furnish and deliver to the Borrower and the Administrative Agent a form, a certificate or other documentation that establishes whether (i) such Lender is eligible for the Chilean Preferential Withholding Rate on payments of interest hereunder and (ii) such Lender is eligible, as a resident, for the benefits of the “business profits” article of an income tax treaty entered into by such Lender’s country of residence and Chile with respect to the payment of any fees by the Borrower under this Agreement. The requirement in the foregoing clause (ii) shall also apply to the Administrative Agent. If a Lender or the Administrative Agent is eligible for the benefits of an income tax treaty with respect to any fees payable by the Borrower hereunder, such Lender and the Administrative Agent shall provide the Borrower with any form, document or other certification, appropriately completed, that is necessary for such Lender or Administrative Agent, respectively, to be exempt from, or entitled to a reduced rate of, Tax on payments of such fees. In addition, each Lender and the Administrative Agent shall, at the written request of the Borrower or Administrative Agent at the time or times reasonably requested by the Borrower, provide to the Borrower or Administrative Agent such other form, certification or similar documentation, if any (each duly completed, accurate and signed) as is currently required by a Specified Jurisdiction, or comply with such other documentation requirements, if any, as are currently applicable in a Specified Jurisdiction, in order to obtain an exemption from, or reduced rate of, deduction, payment or withholding of Taxes to which such Lender or the Administrative Agent is entitled pursuant to an applicable tax treaty or the law of a Specified Jurisdiction if the Borrower shall have furnished to such Lender or the Administrative Agent copies of such documentation and notice of the entirety of such requirements together with applicable instructions; provided that a Lender or the Administrative Agent shall not be required to provide such other documentation if in the Lender’s or the Administrative Agent’s reasonable judgment such completion, execution or submission would subject the Lender or the Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender or the Administrative Agent. The Borrower shall not be required to indemnify any Lender or the Administrative Agent under Section 2.13(b) or Section 2.13(c) for any Taxes to the extent such Taxes would not have been imposed but for the breach by such Lender or the Administrative Agent, as the case may be, of its obligations under this Section 2.13(e). Upon the written request of the Borrower, each Lender and the Administrative Agent will provide to the Borrower such form, certification or similar documentation (each duly completed, accurate and signed) as may in the future be required by a Specified Jurisdiction, or comply with such other requirements, if any, as may be applicable in a Specified Jurisdiction in order to obtain an exemption from, or reduced rate of, deduction, payment or withholding of Taxes to which such Lender or the Administrative Agent is entitled pursuant to an applicable tax treaty or the law of the relevant jurisdiction; provided that neither such Lender or Administrative Agent shall have any obligation to provide such form, certification or similar document if (w) the Borrower shall not have timely furnished to such Lender or the Administrative Agent copies of such documentation and notice of such requirements together with applicable instructions, (x) provision of such documentation or compliance with such requirements would require such Lender or the Administrative Agent to disclose any information that such Lender or Administrative Agent deems, in its own judgment, to be confidential, (y) such Lender or the Administrative Agent is prohibited by applicable law from completing, executing and delivering such documentation or complying with such requirements, or (z) the completion, execution and delivery of such documentation, or the compliance with such requirements would result, in the good faith, reasonable determination of such Lender or the Administrative Agent, in the imposition on such Lender or the Administrative Agent of (1) any additional material legal or regulatory burden, (2) any additional material out-of-pocket costs or (3) any other material adverse consequences.

(f) Upon the written request of the Borrower, each Lender shall use reasonable efforts to cooperate with the Borrower with a view to obtaining a refund or credit from a relevant taxing jurisdiction or governmental authority in respect of any Taxes or Other Taxes which were not correctly or legally imposed and for which the Borrower has indemnified such Lender, or made a payment on behalf of such Lender, under this Section 2.13. If a Lender shall receive a refund or credit in respect of any Taxes or Other Taxes paid by the Borrower pursuant to Section 2.13(b) or Section 2.13(c) above such Lender shall promptly pay to the Borrower (i) in the case of a refund received, the amount of such refund received without interest (other than interest received from the taxing authority with respect to such refund) and (ii) in the case of a credit obtained, the amount of the actual reduction in tax otherwise payable as and when such reduction is realized by such Lender, and, in each case, net of reasonable out-of-pocket expenses. In the event such Lender or the Administrative Agent is required to repay the amount of such refund (including interest, if any), the Borrower, upon the request of such Lender or the Administrative Agent (as the case may be), agrees to promptly return to such Lender or the Administrative Agent the amount of such refund that is required to be repaid and interest, if any, received from the taxing authority (plus penalties, interest and other charges imposed in connection with the repayment of such amounts by such Lender or the Administrative Agent). In the case of a credit obtained, all computations required under this Section 2.13(f) shall be made by the relevant Lender in its reasonable discretion. Nothing in this Section 2.13 shall give the Borrower any right to obtain or review any information related to the tax affairs or any other confidential financial information of any Lender; provided that, upon request of the Borrower, the relevant Lender shall deliver to the Borrower a copy of any writing to or from the relevant tax authorities evidencing such refund, credit or reduction in the refund or credit amount.

(g) Notwithstanding the foregoing, nothing in this Section 2.13 shall interfere with the rights of any Lender or the Administrative Agent, as the case may be, to conduct its fiscal or tax affairs in such manner as it deems fit.

Section 2.14. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.11, Section 2.12 or Section 2.13 or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after 3:00 p.m., New York City time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Subject to Section 2.14(f), all such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except that payments pursuant to Section 2.11, Section 2.12, Section 2.13 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments hereunder (including fees and interest) with respect to the Term A Loan Facility shall be made in CLP and all payments hereunder (including fees and interest) with respect to the Term B Loan Facility shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees relating to the Loans then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder with respect to such Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal of Loans then due hereunder with respect to such Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate Dollar Amount of its Loans and accrued interest thereon than the proportion received by any other Lender with respect to such other Lender’s Loans, then the Lender receiving such greater proportion shall purchase (for cash in Dollars at face value) participations in the Loans held by other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The exchange rate between Dollars and CLP for purposes of this Section 2.16(c) shall be set at the Exchange Rate in effect at the time the set-off sharing payment is made.

(d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent at the greater of (i) (A) in the case of Term A Loans, the Nominal TAB Rate, (B) in the case of Term B Loans, the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.14(d) or Section 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) The Administrative Agent hereby directs the Borrower to pay all amounts required to be paid to the Administrative Agent hereunder in respect of the Term A Loan Facility (including, but not limited to, payments and prepayments of principal, interest and fees) to the Chilean Payment Agent at the Chilean Payment Agent’s Account. The Chilean Payment Agent shall disburse all amounts received by it from the Borrower in accordance with the instructions of the Administrative Agent.

Section 2.15. Lender’s Obligation to Mitigate. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Government Agency for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.13, as the case may be, in the future and (ii) would not cause such Lender to suffer any material economic or legal disadvantage.

Section 2.16. Replacement of Lenders. If (x) any Lender (A) requests compensation under Section 2.11, or (B) becomes a Defaulting Lender or (C) becomes a Non-Consenting Lender under Section 9.04, or (y) the Borrower is required to pay any additional amount to any Lender or any Government Agency for the account of any Lender pursuant to Section 2.13, then the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will not result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

Section 2.17. Loans to be Made Pro Rata by Lenders; Defaulting Lenders. The Loans under this Agreement shall be made by the Lenders pro rata on the basis of their respective Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make any Loan on any date of the Borrowing hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Lender to make any Loan on any date of the Borrowing hereunder. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender: (a) fees shall cease to accrue pursuant to Section 2.09; and (b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02), except that (i) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of its Loan may not be extended, the rate of interest on its Loan may not be reduced and the principal amount of its Loan may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that, as of the Effective Date:

Section 3.01. Organization; Powers. The Borrower is duly organized and validly existing under the laws of the jurisdiction of its organization. Except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is relevant and required.

Section 3.02. Authorization; Enforceability. (a) The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Borrower possesses all licenses, concessions, permits, consents, approvals and other authorizations issued by, and has made all declarations and filings with, the appropriate Government Agency, that are necessary for the ownership or lease of its properties or the conduct of its businesses and to keep all such licenses, concessions, permits, consents, approvals and other authorizations valid and in full force and effect; except to the extent that failure to have or do any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or other material action by, any Government Agency, except such as have been obtained or made and are in full force and effect, (b) will not violate (x) any applicable law or regulation pursuant to Section 3.20; (y) any other applicable law or regulation not covered by Section 3.20, except to the extent any such violations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; or (z) the estatutos sociales or other organizational documents of the Borrower, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, except to the extent such violations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any property of the Borrower or any of its Subsidiaries.

Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its Consolidated Financial Statements as of December 31, 2015, including statements of financial position, comprehensive income, changes in equity and direct cash flows for the Fiscal Year then ended, reported on by Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada, independent public accountants and (ii) its Consolidated Financial Statements as of June 30, 2016, including statements of financial position, comprehensive income, changes in equity and direct cash flows for the Fiscal Quarter then ended, all certified by its chief financial officer.

(b) The Consolidated Financial Statements referred to in the preceding paragraph present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with IFRS, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in Section 3.04(a)(ii) above.

(c) Since December 31, 2015, there has not occurred any event or condition that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 3.05. Properties. (a) The Borrower has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or to the extent that any such failures would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(b) The Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. [Reserved].

Section 3.07. Compliance with Laws. (a) The Borrower (x) is in compliance in all respects with all applicable Laws and regulations specified in Section 3.20; and (y) is in compliance with all other applicable Laws not covered by Section 3.20 (including applicable Law relating to environmental standards and controls) except such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower’s properties and all operations at such properties are in compliance and at all times during the last two years have been in compliance with all applicable Environmental Laws, except such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. The Borrower has not assumed any liability of any Person under any Environmental Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.08. Investment Company Status. The Borrower is not required to register as an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended, including the rules and regulations thereunder.

Section 3.09. Taxes. (a) As of the Effective Date, no withholding taxes are required to be paid in respect of, or deducted from, any payment required or contemplated to be made by the Borrower under this Agreement, the Notes, or any other Loan Document, except for (i) a withholding tax at the Chilean Preferential Withholding Rate on interest payments to be made from Chile to Lenders or the Administrative Agent in their capacity as a “foreign or international bank or financial institution”, “foreign insurance company” or “foreign pension fund” and (ii) a withholding tax of up to 35% on any other payments to be made by the Borrower to the Lenders or the Administrative Agent, which may be reduced or eliminated in the event that the Lender or the Administrative Agent, as the case may be, is entitled to a reduction of withholding tax pursuant to an applicable tax treaty or the law of the relevant jurisdiction.

(b) The Borrower is permitted under applicable Law to pay any additional amounts payable under Section 2.13 as will result in receipt by the Lenders of such amounts as would have been received by the Lenders had no such withholding been required.

(c) The Borrower has filed all foreign federal, state and local tax returns required to be filed or has requested extensions thereof and paid all taxes required to be paid by it and any other assessment, fine, or penalty levied against it, except (i) such taxes as are being contested in good faith by any appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (ii) to the extent that such failure to file or to pay would not have a Material Adverse Effect.

Section 3.10. Disclosure. The written materials provided by the Borrower to the Administrative Agent or the Lenders, taken as a whole (and as modified or supplemented by other information so furnished), do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.11. Insurance. The Borrower maintains in the aggregate insurance from companies believed by the Borrower on the date hereof to be fiscally responsible in at least such amounts, with such deductibles and against at least such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except where the failure to maintain any such insurance would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12. Rank of Indebtedness. The obligations of the Borrower under the Loan Documents to pay any and all amounts due thereunder constitute direct and unconditional unsecured unsubordinated obligations of the Borrower and, except for Liens permitted under Section 6.01 and any obligations in respect of employee compensation and benefits and taxes and other obligations that are immaterial in the aggregate to the Borrower and its Material Subsidiaries, taken as a whole, which such obligations have priority under applicable laws, will rank at least pari passu in right of payment with all other unsecured unsubordinated Indebtedness of the Borrower.

Section 3.13. No Immunity. Neither the Borrower nor any of its property has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Chile in respect of its obligations under the Loan Documents.

Section 3.14. Legal Form. Each of the Loan Documents is in proper legal form under the Law of the State of New York or the Law of Chile (to the extent applicable Stamp Taxes have been duly paid), as applicable, for the enforcement thereof under such Laws; provided, however, as of the Effective Date, in order for this Agreement and the other Loan Documents to be admissible in evidence in judicial proceedings in a Chilean court, this Agreement and such other Loan Documents would first have to be translated into the Spanish language by a translator who certifies as to the accuracy thereof (unless executed in Spanish by all the parties thereto) and if the translation was submitted by a party to the judicial proceeding and is contested by any other party to the same proceeding, an official translator would be appointed by the court to resolve the incident; and in the case of the Borrower, if this Agreement or any of the Loan Documents relating to its Loans is brought into Chile or the Loans are accounted for in Chile, payment of Stamp Taxes would be required (unless payment of the applicable Stamp Tax under the Notes has been duly made).

Section 3.15. [Reserved].

Section 3.16. Employee Benefit Plans. The Borrower is in compliance with its obligations relating to all employee benefit plans established, maintained or contributed to by the Borrower, and the Borrower does not have any outstanding liabilities with respect to any such employee benefit plan, except such noncompliance and/or outstanding liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.17. Indebtedness. Schedule 3.17 sets forth a true and complete list of all third-party Material Indebtedness of the Borrower as of the Effective Date. After giving effect to the occurrence of the Effective Date and the Borrowings hereunder, no event, act or condition will have occurred in respect of any Material Indebtedness of the Borrower that with the giving of notice or the lapse of time or both would permit the holders of such Indebtedness to declare such Indebtedness due and payable prior to its stated maturity.

Section 3.18. Litigation. Except as set forth on Form 20-F of the Borrower for the fiscal year 2015 filed with the SEC, there are no actions, suits, investigations or proceedings, legal or administrative, pending or, to the best knowledge of the Borrower, threatened that are reasonably likely to have a Material Adverse Effect.

Section 3.19. Foreign Exchange Regulations. (i) There are no foreign exchange restrictions in effect in Chile which would adversely affect any payment to be made under this Agreement or the Notes and (ii) with respect to payments which might be made under the Loan Documents, the Borrower is permitted under applicable Chilean Law and under Central Bank regulations currently in effect in Chile to make such payments in Dollars acquired in the formal exchange market pursuant to, and in compliance with, the Compendium of Foreign Exchange Regulations of the Central Bank of Chile, at the Administrative Agent’s Account.

Section 3.20. FCPA, Sanctions and Anti-Money Laundering Laws.

(a) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act 2010, as amended, and the rules and regulations thereunder (the “Bribery Act”) or any other applicable anti-corruption law; and the Borrower has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

(b) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries (i) is, or is owned or controlled by, a Sanctioned Person, (ii) is located, incorporated, organized or resident in a Sanctioned Country, (iii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person or (iv) is in breach of or is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws.

(c) The Borrower and each of its Subsidiaries have taken, and during the term of this Agreement will take, reasonable measures to ensure compliance with Sanctions Laws and Anti-Money Laundering Laws.

Section 3.21. FATCA Status. The Borrower is not and does not intend to become a “United States person” as that term is defined in Section 7701(a)(30) of the Internal Revenue Code, as of the date of this Agreement; and the Borrower intends that payments of interest and gross proceeds under this Agreement not be “withholdable payments” as that term is defined in FATCA.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The Effective Date shall occur on the first date on which each of the following conditions shall have been met to the satisfaction of the Administrative Agent (or waived in accordance with the terms of this Agreement):

(a) The Administrative Agent (or its counsel) shall have received from each relevant party thereto, either (i) a counterpart of this Agreement, the Arranger Fee Letter and the Administrative Agent Fee Letter signed on behalf of each party thereto or (ii) written evidence satisfactory to the Administrative Agent (which may include scanned transmission of a signed signature page) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of

(i) Chadbourne & Parke LLP, special New York counsel for the Borrower, regarding certain matters of New York Law and (ii) Carey y Cía Ltda., special Chilean counsel for the Borrower, regarding certain matters of Chilean Law. The Borrower requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate from the Borrower, dated the Effective Date, signed by the Chief Executive Officer or Chief Financial Officer of the Borrower and attested to by the Secretary to the board of directors of the Borrower, in substantially the form attached hereto as Exhibit C with appropriate insertions, together with copies of (i) the estatutos sociales of the Borrower, together with all amendments thereto adopted through the date hereof, (ii) a recent good standing certificate (certificado de vigencia) of the Borrower issued by the Custodian of Real Estate of Santiago (Conservador de Bienes Raíces de Santiago), (iii) the resolutions of the Borrower referred to in such organizational documents and (iv) the financing policy of the Borrower approved on its last shareholders’ meeting and a certificate of the Chief Executive Officer or Chief Financial Officer of the Borrower certifying that the borrowings permitted hereunder are within the limits of such financing policy.

(d) The Administrative Agent shall have received a copy of a letter from C T Corporation System (i) accepting its appointment as the Process Agent pursuant to Section 9.10 hereof, on behalf of the Borrower and (ii) agreeing to forward any service of process to the Borrower.

(e) The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

(f) To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received at least five Business Days prior to the Effective Date all documentation and other information required by regulatory authorities under the PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations.

Forthwith upon the occurrence thereof, the Administrative Agent shall notify in writing the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. The Administrative Agent shall be entitled to assume that the conditions specified in Section 4.01 have been fulfilled unless it receives written notice to the contrary from any Lender prior to the Effective Date.

Section 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including any Borrowing on the Effective Date) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing other than those set forth in 3.04(c) (which shall be deemed made only as of the date of the first Borrowing and as of the Effective Date) and Section 3.18 (which shall be deemed made only as of the Effective Date), and except for such representations and warranties which by their term are made as of a specified date, which shall be true and correct in all material respects as of such specified date (other than any representations and warranties that are already qualified by materiality, in which case they shall be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing or would result from such Borrowing.

(c) The Administrative Agent or a Person designated in writing by the applicable Lender shall have received in Chile for the account of such Lender an executed Note dated the date of the Borrowing that complies with the provisions of Section 2.07 (together with evidence that any and all Stamp Taxes in connection with the issuance of such Notes have been paid in full by the Borrower).

The acceptance of any Loans by the Borrower shall constitute a representation and warranty by the Borrower as of such date of the Borrowing to each of the Lenders extending a Loan to the Borrower that all of the conditions specified in Section 4.02(a) and (b) have been satisfied as of that time. The Notes, certificates, legal opinions and other documents and papers referred to in this Article 4, unless otherwise specified, shall be delivered to the Administrative Agents for the account of each of the Lenders.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 120 days after the end of each Fiscal Year, (i) its audited Consolidated Financial Statements as of the end of such Fiscal Year including financial position, comprehensive income, changes in equity and direct cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada. or other independent public accountants of recognized national standing as being prepared in accordance with IFRS; and (ii) a schedule of all long-term Indebtedness between any of the Borrower and/or any of its Subsidiaries outstanding as of the end of such Fiscal Year;

(b) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its unaudited Consolidated Financial Statements as of the end of such Fiscal Quarter including financial position, comprehensive income, changes in equity and direct cash flows for such Fiscal Quarter and for the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statements of financial position, as of the end of) the previous Fiscal Year;

(c) (i) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (a “Compliance Certificate”) (x) certifying as to whether, to the best knowledge of such Financial Officer, no Default has occurred and, if a Default has occurred, specifying the details thereof and (y) stating that such financial statements have been prepared in accordance with IFRS and present fairly in all material respects the consolidated (if applicable) financial condition of the Persons covered thereby at the date of the statements of financial condition and the consolidated (if applicable) results of the operations of such Persons for the period covered thereby, and (ii) at the time of the delivery of the financial statements provided for in Section 5.01(a), a certificate of a Financial Officer of the Borrower listing Subsidiaries as at the end of the fiscal year covered in such financial statements;

(d) within five Business Days after obtaining knowledge thereof, (i) a notice of the occurrence of any Default, together with a statement of a Financial Officer setting forth the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) a notice of any litigation or governmental proceeding pending with respect to any Loan Document or that has had a Material Adverse Effect;

(e) within 10 Business Days after the occurrence of a Mandatory Prepayment Event, a notice of the occurrence of such Mandatory Prepayment Event describing in reasonable detail the facts and circumstances giving rise thereto;

(f) promptly (but in any event within five Business Days) upon the Borrower obtaining knowledge thereof, notice of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(g) at least 15 calendar days prior to the date of the ESM, notice of the date of the ESM; and

(h) from time to time, such other information or documents (financial or otherwise) relating to the business affairs and financial condition of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

Section 5.02. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and the rights, privileges and licenses material to the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.02 or (ii) the withdrawal by the Borrower of its qualification as a foreign corporation in any jurisdiction in which such withdrawal would not have a Material Adverse Effect.

Section 5.03. Payment of Obligations. The Borrower will pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with IFRS.

Section 5.04. Maintenance of Properties and Insurance. The Borrower will (a) keep all property necessary to its business in reasonably good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies, insurance in at least such amounts, with such deductibles and against at least such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except where the failure to maintain any such property or insurance would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.05. Proper Records; Rights to Inspect and Appraise. The Borrower will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. Upon prior reasonable notice, the Borrower will permit any representatives designated by the Administrative Agent or any Lender, under the guidance of officers of the Borrower and at the expense of the Administrative Agent or such Lender (unless a Default or an Event of Default has occurred and is continuing, in which case such expense shall be borne by the Borrower), to visit and inspect its properties, to examine and make extracts from its books and records (except to the extent prohibited by Law), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.06. Compliance with Laws. The Borrower will comply in all respects with any Laws or regulations covered by Section 3.20. The Borrower will comply with all other Laws, rules, regulations and orders of any Government Agency (including Environmental Laws) applicable to it or its property, except where failures to do so would not, individually or in the aggregate, result in a Material Adverse Effect. The Borrower shall comply with all applicable foreign exchange regulations (including the Compendium of Foreign Exchange Regulations of the Central Bank) and similar Law and make, or cause to be made, all necessary filings, the failure of which might affect any payment to be made under this Agreement and the other Loan Documents.

Section 5.07. Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) for general corporate purposes, including to refinance any existing Indebtedness of the Borrower and/or (ii) to repurchase or acquire certain Equity Interests of the Borrower held by dissenting shareholders exercising their statutory merger dissenters’ withdrawal rights in connection with the resolutions adopted at the ESM; provided that, such Equity Interests are Cancelled immediately after such repurchase or acquisition. No part of the proceeds of any Loan will be used, directly or indirectly, to buy or carry margin stock or for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, the Bribery Act or any other applicable anti-corruption law. No part of the proceeds of the Loans shall be used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with or related to any Sanctioned Person or Sanctioned Country, or in any other manner that will result in any violation or breach by any Person of Sanctions Laws.

Section 5.08. [Reserved].

Section 5.09. Further Assurances. The Borrower will execute and deliver any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to effect the purposes of this Agreement or to protect the rights or interests of the Lender Parties under the Loan Documents.

Section 5.10. Ranking. The Borrower will take all actions as may be necessary to ensure that all obligations (including all payments) under the Loan Documents will constitute direct and unconditional unsecured unsubordinated obligations of the Borrower and, except for Liens permitted under Section 6.01 and any obligations in respect of employee compensation and benefits and taxes and other obligations that are immaterial in the aggregate to the Borrower and its Subsidiaries, taken as a whole, which such obligations have priority under applicable laws, will rank at least pari passu in right of payment with all other unsecured unsubordinated Indebtedness of the Borrower.

Section 5.11. Central Bank Notification. The Borrower shall provide such notifications to the Central Bank as the Borrower is required to provide by any applicable regulation of the Central Bank, and promptly provide written confirmation of any such notifications to the Administrative Agent, if so required.

Section 5.12. Recordation Requirements for Cancellation. To the extent the proceeds of any Loans are used for the repurchase or acquisition of any Equity Interests of Borrower as specified in clause (ii) of Section 5.07, the Borrower shall, within 60 days of the relevant repurchase or acquisition that triggers a capital decrease pursuant to Article 62 of the Chilean Corporate Regulations, record the Cancellation of such Equity Interests by way of public deed.

Section 5.13. Trigger Event. Promptly, and in any event within three Business Days of the occurrence of a Trigger Event, the Borrower shall notify the Administrative Agent thereof. Promptly, and in any event within 10 Business Days of the occurrence of a Trigger Event, the Borrower shall execute and deliver to Administrative Agent an offer to amend this Agreement, solely to the extent necessary to grant the Lenders substantially similar benefits as the provision giving rise to the Trigger Event upon the same terms and subject to the same conditions set forth in the agreement, contract or instrument the execution of which gave rise to the Trigger Event, provided that (i) the only remedy that shall be provided to the Lenders in such amendment shall be a mandatory prepayment under this Agreement and (ii) such mandatory prepayment shall only be triggered by a request from the Required Lenders. Upon the request of the Administrative Agent, the Borrower shall execute and deliver an amendment to this Agreement (as the Administrative Agent may reasonably request) evidencing such amendment.

ARTICLE 6

NEGATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 6.01. Liens. The Borrower shall not create, agree to create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets (with the exception of margin stock), whether now owned or hereafter acquired; provided that nothing in this Section 6.01 shall prevent the creation, agreement to create, incurrence, assumption or existence of the following Liens:

(i) Liens in existence on the Effective Date securing Indebtedness and, to the extent such Liens exist in respect of any individual property or asset with a book value in excess of $1,000,000, listed on Schedule 6.01;

(ii) Liens in respect of property or assets of the Borrower imposed by Law or which were incurred in the ordinary course of their business, such as carriers’, warehousemen’s, materialmen’s, landlords’ and mechanics’ liens and other similar Liens arising in the ordinary course of their business, and which (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens created for the purpose of financing the acquisition or construction of any property or asset as part of a project if, in the event of a failure to repay amounts advanced in connection therewith or any interest thereon, the Person or Persons providing such financing are, at all times during which such Liens are in existence, entitled to have recourse only to such property or asset and the revenues derived from the operation of, or loss or damage to, such property or asset (including through a special purpose entity holding such property, assets and revenues);

(iv) Liens (other than those of the type described in clause (iii) above) on any property or asset acquired or constructed by the Borrower that are created, incurred or assumed contemporaneously with or within 180 days after such acquisition or, in the case of construction of any such property, after the completion of construction or commencement of commercial operation of such property or asset (whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction (including costs such as escalation, interest during construction and finance costs), provided that any such Lien shall (x) apply only to the property or asset so acquired or constructed, and (y) secure a principal, capital or nominal amount not exceeding 85% of the cost of acquiring or constructing such property or asset;

(v) Liens existing on any property or asset prior to the acquisition thereof by the Borrower; provided, however, that (x) any such Lien is not created in contemplation of or in connection with such acquisition (y) any such Lien shall not apply to any other property or assets of the Borrower and (z) any such Lien shall secure only those obligations which it secures on the date of such acquisition;

(vi) Liens arising out of title retention provisions in the standard conditions of supply of goods acquired from the Borrower by the relevant Person in the ordinary course of its business;

(vii) Liens in respect of banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository or other financial institution; provided, however, that (x) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower, and (y) such deposit account is not intended by the Borrower to provide collateral to the depository institution;

(viii) Liens for taxes, assessments or governmental charges or levies not yet due, or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with IFRS;

(ix) Pledges or deposits to secure obligations under workers’ compensation Law or similar legislation or to secure public or statutory obligations (including obligations incurred relating to a privatization);

(x) Pledges or deposits to secure the performance of bids, concession contracts (or similar instruments relating to an acquisition), trade contracts (other than for borrowed money) or leases, surety bonds, appeal bonds, performance bonds and other obligations of a like nature;

(xi) Cash collateral pledged in respect to Interest Rate Protection or Other Hedging Agreements incurred in the ordinary course of business and for non-speculative purposes

(xii) Easements, rights of way and other encumbrances on title to real property that do not materially and adversely affect the uses of such property for its present purposes;

(xiii) Judgment liens in respect of judgments that do not constitute an Event of Default under clause (h) of Article 7;

(xiv) Any extension, renewal or replacement of the foregoing Liens; provided, however, that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from the amount outstanding at the time of any such renewal, replacement or extension and such renewal, replacement or extension does not encumber any additional assets or properties;

(xv) Any additional Liens securing Indebtedness or other monetary obligations not otherwise permitted by this Section 6.01, provided that the aggregate principal amount of Indebtedness and aggregate amount of other monetary obligations secured by such Liens under this clause (xv) does not exceed 15.0% of Consolidated Net Tangible Assets at any time.

Section 6.02. Fundamental Changes. (a) The Borrower shall not (i) merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, (ii) convey, sell, lease or otherwise dispose of, or enter into any sale lease back transaction with respect to (or agree to do any of the foregoing at any future time), all or substantially all of its property or assets, (iii) sell, assign, transfer, or contribute, with or without consideration, operating assets that are essential for the efficient conduct of its operations or business (for the sole purpose of this clause (iii), it is understood that the Borrower will be in compliance with this obligation as long as at least 50% of the consolidated assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, are Regulated Assets); except that in the case of each of the foregoing, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (x) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (y) the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it if (A) the Borrower is the surviving entity of such transaction or (B) the Person surviving such merger, if not the Borrower (i) expressly assumes the obligations of the Borrower under each Loan Document, (ii) is an entity (x) governed by the laws of Chile or (y) governed by the laws of a jurisdiction other than Chile so long there are no applicable laws, rules or regulations of the jurisdiction under which of any Lender is organized which would prohibit such Lender from making any Loans under this Agreement and (iii) the Administrative Agent and each Lender is provided with all necessary documentation and other information as the Required Lenders may reasonably require (including appropriate corporate documentation, resolutions and legal opinions in form and substance reasonably satisfactory to the Required Lenders) as to the due organization, authorization, execution, delivery, legality, validity, binding effect and enforceability of such transactions, as well as such documents as required by regulatory authorities under the PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations, in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that the transactions that comprise the Carter II Reorganization shall be permitted under this Section 6.02.

(b) The Borrower shall not engage to any material extent in any business except businesses of the types conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

Section 6.03. Transactions with Affiliates. The Borrower shall not sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction or series of related transactions with, any of its Affiliates or Subsidiaries (including any cuenta corriente mercantil) outside the ordinary course of business, except for (a) transactions among the Borrower and its Subsidiaries, (b) dividends, distributions and other payments in respect of Equity Interests and (c) other transactions that are at prices and on terms and conditions not less favorable to the Borrower (as determined in good faith by a financial officer of the Borrower) than would be obtained on an arm’s-length basis from unrelated third parties.

Section 6.04. FCPA, Sanctions and Anti-Money Laundering Laws.

(a) The Borrower shall not, and shall not permit any of its Subsidiaries or any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries to take any action, directly or indirectly, that would result in a violation by such Person of the FCPA, the Bribery Act or any other applicable anti-corruption law.

(b) The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) become a Sanctioned Person, (ii) become owned or controlled by a Sanctioned Person, (iii) become located, incorporated, organized, or resident in a Sanctioned Country, (iv) have any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person, or (v) become in breach of or become the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws.

(c) The Borrower and each of its Subsidiaries shall take reasonable measures to ensure compliance with Sanctions Laws and Anti-Money Laundering Laws.

(d) The Borrower and each of its Subsidiaries will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, (ii) are derived from any transactions or business with any Sanctioned Person or Sanctioned Country, or (iii) are derived from any unlawful activity, including activity in violation of Anti-Money Laundering Laws.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall (i) default in the payment when due of any principal of any Loan or any Note, or (ii) default in the payment when due of any interest on any Loan or any Note or any other amounts owing hereunder or under any Loan Document and such default shall continue unremedied for five or more Business Days; or

(b) any representation, warranty or certification made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; or

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(d), 5.01(e), 5.02, 5.07, 5.11, 6.02(b) or 6.04; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Article 6 (other than those Sections specified in clause (c) above) and such failure shall continue unremedied for a period of 21 days after the earlier of the date on which the Borrower becomes aware of such default and written notice thereof is delivered to the Borrower by the Administrative Agent; or

(e) the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a) through (c) above), and such failure shall continue unremedied for a period of 30 days after the earlier of the date on which the Borrower becomes aware of such default and written notice thereof is delivered to the Borrower by the Administrative Agent; or

(f) (i) the Borrower shall fail to pay any principal (including capitalized interest) or interest under any Material Indebtedness which aggregate unpaid amount exceeds $100,000,000 (or its equivalent in other currencies), when due and payable, after giving effect to any applicable grace period in the agreement or instrument evidencing such Material Indebtedness or under which such Material Indebtedness has been incurred, or (ii) any single Material Indebtedness is declared to be or becomes due and payable or is required to be prepaid, redeemed, purchased or defeased, in each case prior to its stated maturity by reason of any default, event of default or the like (however described); or

(g) (i) the Borrower shall commence a voluntary case concerning itself under any bankruptcy Law; or an involuntary case under any such Law is commenced against the Borrower, and the petition is not controverted within 30 days, or is not dismissed within 45 days, after commencement of the case and, to the extent any such case is commenced in Chile, in accordance with any applicable Chilean Law; or a custodian is appointed for, or takes charge of, all or substantially all of the property of the Borrower, or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person, or there is commenced against the Borrower any such proceeding which remains undismissed for a period of 45 days, or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 45 days; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower shall admit in writing its inability, or shall be unable, to pay its debts as they become due; or any action is taken by the Borrower to indicate its consent to, approval of, or acquiescence in, any of the acts described in this clause (g); provided, however, that this clause (g) shall not apply to a Chilean Voluntary Bankruptcy Proceeding commenced by the Borrower from the date of the filing of the request to initiate a Chilean Voluntary Bankruptcy Proceeding through the period during which the Protección Financiera Concursal described in Article 57 of the Chilean Bankruptcy Law is in effect with respect to the Borrower; or

(h) one or more final non appealable judgments by courts of competent jurisdiction or decrees shall be entered against the Borrower involving in the aggregate a liability in excess of $300,000,000 (or its equivalent in other currencies, but in any event determined net of any amount paid or covered by a valid and binding policy of insurance issued by an insurer believed by the Borrower to be reputable, if and to the extent that such insurer shall have been notified of, and not denied coverage for, the claim made for payment of such judgment or decree)) or (b) one or more non-monetary judgments or decrees shall be entered against the Borrower that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which shall remain undischarged or unstayed for a period of at least 10 Business Days;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the written request of the Required Lenders, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (g) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. The Administrative Agent shall promptly notify the Lenders of any Event of Default pursuant to this Article 7.

Notwithstanding anything to the contrary herein, the parties acknowledge and agree that neither the Carter II Reorganization nor any related transaction, nor the direct effect of any of the foregoing, shall be deemed to cause or result in, directly or indirectly, any Event of Default hereunder.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 8.02. Rights and Powers as a Lender. Any bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Affiliates as if it were not the Administrative Agent hereunder.

Section 8.03. Limited Duties and Responsibilities. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose or any liability for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered thereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent hereby appoints the Chilean Payment Agent as a sub-agent pursuant to the terms of this Section 8.05.

Section 8.06. Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York. Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Immediately thereupon, the successor Administrative Agent shall give notice of its acceptance of its appointment as Administrative Agent to the Borrower and the Lenders. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties. Anything herein to the contrary notwithstanding, the Documentation Agent and the Lead Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except, as applicable, in their capacity as a Lender hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to the Borrower, to it at:

Enersis Américas S.A.

Calle Santa Rosa N° 76

16th Floor

Santiago, Chile

Attention: Javier Galán A., Chief Financial Officer

Telephone: (56-2) 223534510

Email: jg@enersis.cl

(ii) if to the Administrative Agent, to it at:

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch

Portfolio Monitoring

1345 Avenue of the Americas

New York, NY 10105

Attention: Anne-Maureen Sarfati

Telephone: 212-728-1654

Email: ny.pmm.group@bbva.com

(iii) if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent at the email addresses specified in Section 9.01 above. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on an internet website that may, from time to time, be notified to the Lenders (or any replacement or successor thereto) or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the Administrative Agent in creating and maintaining the Platform shall, to the extent previously agreed to in writing by the Borrower, be paid by the Borrower.

(d) Any party hereto may change its address for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.

All such notices and communications shall be effective upon receipt.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by any Lender Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither this

Agreement nor any provision hereof may be waived, amended or modified except by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto in accordance with the terms thereof; provided that no such agreement shall:

(i) increase the Commitment of any Lender (or reallocate any portion of its Term A Loan Commitment or Term B Loan Commitment to the other tranche of Commitments) without its written consent;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

(iii) postpone the maturity of any Loan or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

(iv) change Section 2.14(b) or Section 2.14(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender; or

(vi) amend, modify or waive any provision of Section 2.08(b) without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without its prior written consent.

(c) Notwithstanding the foregoing, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or all affected Lenders) and that has been approved by the Required Lenders (a “Non-Consenting Lender’), the Borrower may replace such Non-Consenting Lender in accordance with Section 2.16; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 2.16 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of legal counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) if an Event of Default occurs, any stamp tax (including the Stamp Tax) or documentary taxes that may be required to be paid upon the introduction into Chile of any Note or other Loan Documents in connection with any collection, bankruptcy, insolvency or other enforcement proceedings resulting therefrom, and (iii) all out-of-pocket expenses incurred by any Lender Party, including any fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether brought by a third party or by the Borrower; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct by such Indemnitee or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction (or, in the case of any Indemnitee that is a Related Party of a Lender Party, by the related Lender Party or its Related Party).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total outstanding principal amount of the Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect,

consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and permitted assigns and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i) the Administrative Agent must give prior written consent (which consent shall not be unreasonably withheld or delayed) to any such assignment, other than an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

(ii) the Borrower must give prior written consent to any such assignment (which consent shall not be unreasonably withheld and shall be considered to be given if the Borrower does not expressly notify the assigning Lenders and the Administrative Agent otherwise within 10 Business Days after such consent has been requested in writing from the Borrower), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv) unless each of the Administrative Agent and the Borrower otherwise consents (provided that no such consent of the Borrower shall be required if an Event of Default has occurred and be continuing), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than CLP 6,000,000,000 (in the case of the Term A Loan Facility and $10,000,000 (in the case of the Term B Loan Facility); provided that this clause (iv) shall not apply to an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans;

(v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; and

(vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(vii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans in accordance with its applicable percentage; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13 and Section 9.03). The assignee shall not be entitled to receive any greater amount under Section 2.11 and Section 2.13 than the assigning Lender would have been entitled to receive. Any assignment or transfer by a

Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section 9.04.

(c) The Administrative Agent, acting for this purpose as agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section 9.04 and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall act as the Borrower’s agent for purposes of any record keeping requirements with respect to such participation as may be required by applicable Laws, and (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Section 2.11, Section 2.12 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.11 or Section 2.13 than the applicable Lender is entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant (i) complies, to the extent applicable and to the satisfaction and for the benefit of the Borrower with Section 2.13(e) and (ii) agrees to comply with Section 2.13(d) and Section 2.13(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated. The provisions of Section 2.11, Section 2.12, Section 2.13 and Section 9.03, Section 9.05, Section 9.09, Section 9.10, Section 9.11, Section 9.12, Section 9.13, Section 9.18 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by email will be effective as delivery of a manually executed counterpart of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by email or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.07. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured; provided, that such set-off is not prohibited pursuant to any applicable Law. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the Law of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and to the courts of its own corporate domicile in the actions brought against such party as a defendant, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment with respect thereto, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section 9.09 and any right to which it may be entitled on account of its place of residence or domicile. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.10. Appointment of Agent For Service of Process. (a) The Borrower hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, C T Corporation System, at its offices currently located at 111 Eighth Avenue, New York, New York 10011 (such agent, and any successor agent that may be appointed by the Borrower pursuant to the next sentence, the “Process Agent”), to receive on its behalf service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York State or Federal court sitting in the State of New York. If for any reason such agent shall cease to be available to act as such, the Borrower agrees promptly to designate a new agent satisfactory to the Administrative Agent in the Borough of Manhattan, The City of New York to receive, accept and acknowledge on its behalf service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York State or Federal court sitting in the State of New York.

(b) The Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09 by serving a copy thereof upon the Process Agent. Without prejudice to the foregoing, the Lenders and the Administrative Agent agree that to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by internationally recognized overnight courier, postage prepaid, return receipt requested, to the Borrower at the address specified in or pursuant to Section 9.01 or to any other address of which the Borrower shall have given written notice to the Administrative Agent. If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, the Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09 by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of the Borrower specified in or pursuant to Section 9.01 or to any other address of which the Borrower shall have given written notice to the Administrative Agent. To the fullest extent permitted by Law, the Borrower hereby irrevocably waives any objection to such services of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective.

(c) Nothing in this Section 9.10 shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that any party hereto may have to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 9.11. Waiver of Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid or execution, or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

Section 9.12. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Judgment Currency”), the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such Judgment Currency in New York, New York, on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due to any Lender hereunder in Dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Dollars in the amount originally due to such Lender with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against the resulting loss; and if the amount of Dollars so purchased is greater than the sum originally due to such Lender, such Lender agrees to repay such excess.

Section 9.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14. Use of English Language. Except as provided in Section 3.14, any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes hereof, unless the Borrower receives the prior written consent of the Administrative Agent that a document or notice may be in the Spanish language.

Section 9.15. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.16. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any bank examiners, auditors or accountants or to any other regulatory agency or body with proper authority (including non-governmental regulatory agencies or bodies and self-regulatory agencies), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) with the consent of the Borrower or (iv) to the extent such Information either (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section,

“Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING UNITED STATES FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.

Section 9.17. USA Patriot Act. Each Lender that is subject to the PATRIOT Act, hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent, the Lead Arrangers or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arrangers or any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19. IBF Facility. The Borrower, a company located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D. The Borrower hereby agrees to use the proceeds of the Loan in compliance with such regulation.

Section 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENERSIS AMÉRICAS S.A., as Borrower

By:	/s/ Javier Galán A.
	Name:	Javier Galán A.
	Title:	Chief Financial Officer

Signature Page to Senior Unsecured Term Loan Credit Agreement

ADMINISTRATIVE AGENT:

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Administrative Agent

By:	/s/ Anne Maureen Sarfati
	Name:	Anne Maureen Sarfati
	Title:	Vice President-Structured Finance North America

By:	/s/ Nurys Maleki
	Name:	Nurys Maleki
	Title:	Director Global Trade Finance

Signature Page to Senior Unsecured Term Loan Credit Agreement

LENDERS:

Banco Bilbao Vizcaya Argentaria, S.A., Chile, as Term A Lender

By:	/s/ Fernando Rigaud O.
	Name:	Fernando Rigaud O.
	Title:	Executive Director

By:	/s/ Ricardo Heitzer M.
	Name:	Ricardo Heitzer M.
	Title:	Managing Director

Signature Page to Senior Unsecured Term Loan Credit Agreement

Banco Santander-Chile, as Term A Lender

By:	/s/ Cristian Altamirano Muñoz
	Name:	Cristian Altamirano Muñoz
	Title:	Managing Director

By:	/s/ Matias Fleischmann Chadwick
	Name:	Matias Fleischmann Chadwick
	Title:	Executive Director

Signature Page to Senior Unsecured Term Loan Credit Agreement

Banco de Chile, as Term A Lender

By:	/s/ Jose Miguel Quintana M.
	Name:	Jose Miguel Quintana M.
	Title:	Gerente División Corporativa e Inversiones

By:	/s/ Maria Carolina Durand Garay
	Name:	Maria Carolina Durand Garay
	Title:	Gerente Banca Corporativa Gerencia de Recursos Naturales, Infrastructura y Sector Público

Signature Page to Senior Unsecured Term Loan Credit Agreement

JPMorgan Chase Bank, National Association, as Term B Lender

By:	/s/ Christopher Vohmann
	Name:	Christopher Vohmann
	Title:	Executive Director

Signature Page to Senior Unsecured Term Loan Credit Agreement

Morgan Stanley Senior Funding, Inc., as Term B Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

Signature Page to Senior Unsecured Term Loan Credit Agreement